The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated July 26, 2007
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 342 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated August , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered Commodity-Linked Notes due February 28, 2011
Based on the Performance of a Basket Composed of
Ten Commodities and Two Commodity Indices
Unlike ordinary debt securities, the notes do not pay interest and only provide 20% principal protection. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold, an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the S&P GSCITM Agricultural Index – Excess Return, which we refer to as the agricultural index, the S&P GSCITM Livestock Index – Excess Return, which we refer to as the livestock index, High Grade Primary Aluminum, which we refer to as aluminum, Copper-Grade A, which we refer to as copper, gold, Standard Lead, which we refer to as lead, Primary Nickel, which we refer to as nickel, Special High Grade Zinc, which we refer to as zinc, natural gas, New York Harbor Reformulated Gasoline Blendstock for Oxygen Blending, which we refer to as RBOB gasoline, New York Harbor No. 2 heating oil, which we refer to as heating oil, and West Texas Intermediate light sweet crude oil, which we refer to as WTI crude oil, each of which we refer to as a basket commodity and together as the basket commodities.
•	The stated principal amount of each note is $1,000.
•	We will not pay interest on the notes.
•	At maturity, you will receive an amount per note based on the performance of the basket.
	o	If the basket percentage increase is positive you will receive for each $1,000 stated principal amount of notes that you hold a payment at maturity equal to $1,000 plus the upside payment. The upside payment will equal $1,000 times the basket percentage increase times 175-185%, which we refer to as the participation factor. The participation factor will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.
	o	There will be no maximum payment at maturity on the notes.
	o	If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive your $1,000 stated principal amount.
	o	If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20% from its initial value, you will receive for each $1,000 stated principal amount of notes that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be an amount less than, and possibly significantly less than, the $1,000 stated principal amount of the notes. However, under no circumstances will the notes pay less than $200 for each $1,000 stated principal amount of notes at maturity.
•	The basket percentage increase will equal the sum of the products of the respective final value for each basket commodity minus the respective initial value for such basket commodity divided by the initial value of such basket commodity times the respective basket weighting for such basket commodity.
	o	The initial value for each basket commodity will equal (i) in the case of the agricultural index and the livestock index, the official settlement price on the pricing date, (ii) in the case of aluminum, copper, lead, nickel and zinc, the official cash offer price per metric ton on the pricing date on the relevant exchange, (iii) in the case of gold, the official afternoon gold fixing price per troy ounce on the pricing date on the relevant exchange, and (iv) in the case of natural gas, RBOB gasoline, heating oil and WTI crude oil, the official settlement price of the first nearby month futures contracts on the pricing date on the relevant exchange.
	o	The final value for each basket commodity will equal (i) in the case of the agricultural index and the livestock index, the official settlement price on February 16, 2011, which we refer to as the valuation date, (ii) in the case of aluminum, copper, lead, nickel and zinc, the official cash offer price per metric ton on the valuation date on the relevant exchange, (iii) in the case of gold, the official afternoon gold fixing price per troy ounce on the valuation date on the relevant exchange and (iv) in the case of natural gas, RBOB gasoline, heating oil and WTI crude oil, the official settlement price of the first nearby month futures contracts on the valuation date on the relevant exchange.
•	The basket performance factor will equal the sum of the products of the final value for each basket commodity divided by the respective initial value for such basket commodity times the respective basket weighting for such basket commodity.
•	The basket weightings are 20% for the agricultural index, 10% for the livestock index, 7% for aluminum, 7% for copper, 5% for gold, 5% for lead, 6% for nickel, 5% for zinc, 10% for natural gas, 5% for RBOB gasoline, 5% for heating oil and 15% for WTI crude oil.
•	Investing in the notes is not equivalent to investing in the basket or the basket commodities.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446P29.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to	Agent’s
	Public	Commissions(1)	Proceeds to Company

Per security	$1,000
Total
(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

August      , 2007

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the S&P GSCITM Agricultural Index – Excess Return, the S&P GSCITM Livestock Index – Excess Return, High Grade Primary Aluminum, Copper-Grade A, gold, Standard Lead, Primary Nickel, Special High Grade Zinc, natural gas, New York Harbor Reformulated Gasoline Blendstock for Oxygen Blending, New York Harbor No. 2 heating oil and West Texas Intermediate light sweet crude oil, each of which we refer to as a basket commodity and together as the basket commodities.

     “S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.

Each note costs $1,000

We, Morgan Stanley, are offering Buffered Commodity-Linked Notes due February 28, 2011, Based on the Performance of a Basket Composed of Ten Commodities and Two Commodity Indices, which we refer to as the notes. The stated principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes do not guarantee return of 100% of the principal; no interest

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee the return of 100% of the principal at maturity. If the basket performance factor is less than 80%, we will pay to you an amount in cash per note that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. The basket performance factor is the sum of the final values for each basket commodity on the February 16, 2011, which we refer to as the valuation date, divided by the respective initial values of each such basket commodity and multiplied by the respective basket weighting for each such basket commodity. See “Description of Notes—Valuation Date.” The valuation date may be postponed in the event of a market disruption event as described in “Description of Notes—Valuation Date.”

The basket

The basket consists of ten physical commodities and two commodity indices. We have designed the notes to provide investors with a diversified commodities exposure with a focus on the agriculture/livestock, metals and energy sectors. The following table sets forth the basket commodities, the initial value for each basket commodity and the weighting of each basket commodity:

		Percentage Weight
Basket Commodity	Initial Value	of Basket Value

The S&P GSCITM Agricultural Index – Excess Return (the “agricultural index”)		20.0%
The S&P GSCITM Livestock Index – Excess Return (the “livestock index”)		10.0%
High Grade Primary Aluminum (“aluminum”)		7.0%
Copper-Grade A (“copper”)		7.0%
Gold (“gold”)		5.0%
Standard Lead (“lead”)		5.0%
Primary Nickel (“nickel”)		6.0%
Special High Grade Zinc (“zinc”)		5.0%
Natural gas (“natural gas”)		10.0%
New York Harbor Reformulated Gasoline Blendstock for Oxygen Blending (“RBOB gasoline”)		5.0%
New York Harbor No. 2 heating oil (“heating oil”)		5.0%
West Texas Intermediate light sweet crude oil (“WTI crude oil”)		15.0%

Payment at maturity based on the performance of the basket

At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percentage increase or the basket performance factor, as applicable. The basket percentage increase will equal the sum of the products of the respective final value for each basket commodity minus the respective initial value for such basket commodity divided by the initial value of such basket commodity times the respective basket commodity weighting for such basket commodity. The basket performance factor will equal the sum of the products of the respective final value for each basket commodity divided by the respective initial value for each such basket commodity times the respective basket commodity weighting for such basket commodity. The payment at maturity will be determined on the valuation date as follows:

•	If the basket percentage increase is positive, you will receive for each $1,000 stated principal amount of notes that you hold a payment at maturity equal to:

$1,000 + the upside payment,

where,

upside payment = ($1,000 x basket percentage increase x participation factor)

and

basket percentage increase = The sum of the products of (x) the final basket commodity value for each basket commodity minus the respective initial basket commodity value for such basket commodity divided by the initial basket commodity value of such basket commodity times (y) the basket commodity weighting for such basket commodity. Each such product for a basket commodity may be expressed by the following formula:

and

participation factor =	175-185%. The participation factor will be determined on the pricing date.

Because the performance of the basket commodities may not be highly correlated, decreases in the value of any one or more of the basket commodities could wholly offset increases in the value of the other basket commodities.

•

If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive for each note that you hold the stated principal amount of $1,000 at maturity.

where,

The basket performance factor =

The sum of the products of (x) the final basket commodity values for each basket commodity divided by the respective initial basket commodity value for such basket commodity times (y) the respective basket commodity weighting for such basket commodity. Each such product may be expressed by the following formula:

•

If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of notes that you hold a payment at maturity equal to:

$1,000 x the basket performance factor + $200

Because the basket performance factor will be less than 80%, this payment will be less than to $1,000. However, under no circumstances will the payment at maturity be less than $200.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Notes at Maturity,” which illustrates the performance of the notes at maturity assuming a range of hypothetical basket performance factors. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through July 25, 2007, and a graph of the historical performance of the basket for the period from October 3, 2005 to July 25, 2007 (assuming that each of the basket commodities is weighted in the basket as described in “Description of Notes— Basket”) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket commodities or of the basket as a whole, or whether increases in the value of any of the basket commodities will be offset by decreases in the value of other basket commodities, based on their historical performance.

Investing in the notes is not equivalent to investing in the basket or any of the basket commodities.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley Capital Services Inc. or its successors, which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS will determine the initial value for each basket commodity, the value of each basket commodity on the valuation date and whether a market disruption event has occurred and calculate the final values for each basket commodity, the basket percentage increase or the basket performance factor and the payment to you at maturity.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying amendment no. 1 to the prospectus supplement dated July 24, 2007 and the accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in commodity- linked notes such as these may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

     For each note, the following graph illustrates the payout on the notes at maturity for a range of hypothetical percentage changes in the value of the basket. The Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket. The graph is based on the following terms:

•	Stated principal amount per note:	$1,000

•	Buffer amount:	20%

•	Hypothetical participation factor:	180%

     Where the basket percentage increase is positive, the payouts on the notes at maturity reflected in the graph below are equal to $1,000 plus the upside payment. Where the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payout on the notes at maturity reflected in the graph below is equal to the stated principal amount of $1,000 per note. Where the basket performance factor is less than 80%, the payout on the notes at maturity reflected in the graph below is equal to $1,000 multiplied by the basket performance factor plus $200, and is consequently an amount less than or equal to the $1,000 stated principal amount of each note. As reflected in the graph below, the payout at maturity on the notes will in no event be less than $200. The graph does not show every situation that may occur.

     At maturity, if the basket percentage increase is positive, for each $1,000 stated principal amount of notes that you hold, you will receive an amount equal to (i) $1,000 times (ii) the basket percentage increase times (iii) the participation factor. The participation factor is 175% to 180% and will be determined on the pricing date.

     At maturity, if the basket performance factor is less than or equal to 100%, but greater than or equal to 80%, you will receive the stated principal amount of $1,000 for each note that you hold.

     At maturity, if the basket performance factor is less than 80%, you will receive for each note that you hold an amount equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be less than the stated principal amount of $1,000 per note.

     Below is one example of how to calculate the payment at maturity if the basket percentage increase is positive based on the hypothetical participation factor and the hypothetical data in the table below. Following are two examples of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.

Basket Percentage Increase Example

     Hypothetical participation factor = 180%

		Hypothetical	Hypothetical	Percentage
Basket Commodity	Basket Weighting	Initial Value	Final Value	Change

Agriculture index	20.0%	65	71.5	10%
Livestock index	10.0%	127	139.7	10%
Aluminum	7.0%	2,731	3,004.1	10%
Copper	7.0%	7,975	8,772.5	10%
Gold	5.0%	674	741.4	10%
Lead	5.0%	3,300	3,630	10%
Nickel	6.0%	31,850	35,035	10%
Zinc	5.0%	3,720	4,092	10%
Natural gas	10.0%	6	6.6	10%
RBOB gasoline	5.0%	209	229.9	10%
Heating oil	5.0%	207	227.7	10%
WTI crude oil	15.0%	76	83.6	10%

Basket Percentage Increase = The sum of the products of (x) the final basket commodity value for each basket commodity minus the respective initial basket commodity value for such basket commodity divided by the initial basket commodity value of such basket commodity times (y) the basket weighting for such basket commodity:

[(final agricultural index value – initial agricultural index value) / initial agricultural index value] x 20%, plus

[(final livestock index value – initial livestock index value) / initial livestock index value] x 10%, plus

[(final aluminum value – initial aluminum value) / initial aluminum value] x 7%, plus

[(final copper value – initial copper crude oil value) / initial copper value] x 7%, plus

[(final gold value – initial gold value) / initial gold value] x 5%, plus

     [(final lead value – initial lead value) / initial lead value] x 5%, plus

[(final nickel value – initial nickel value) / initial nickel value] x 6%, plus

[(final zinc value – initial zinc value) / initial zinc value] x 5%, plus

     [(final natural gas value – initial natural gas value) / initial natural gas value] x 10%, plus

[(final RBOB gasoline value – initial RBOB gasoline value) / initial RBOB gasoline value] x 5%, plus

[(final heating oil value – initial heating oil value) / initial heating oil value] x 5%, plus

[(final WTI crude oil value – initial WTI crude oil value) / initial WTI crude oil value] x 15%

So, using the hypothetical values above, the basket percentage increase is calculated as follows:

agricultural index= [(71.5 – 65) / 65] x 20% = 2.0%, plus

livestock index = [(139.7 – 127) / 127] x 10% = 1.0%, plus

aluminum = [(3,004.1 – 2,731) / 2,731] x 7% = 0.7%, plus

copper= [(8,772.5 – 7,975) / 7,975] x 7% = 0.7%, plus

gold = [(741.4 – 674) / 674] x 5% = 0.5%, plus

lead = [(3,630 – 3,300) / 3,300] x 5% = 0.5%, plus

nickel = [(35,035 – 31,850) / 31,850] x 6% = 0.6%, plus

zinc = [(4,092 – 3,720) / 3,720] x 5% = 0.5%, plus

natural gas = [(6.6 – 6) / 6] x 10% = 1.0%, plus

RBOB gasoline = [(229.9 – 209) / 209] x 5% = 0.5%, plus

heating oil = [(227.7 – 207) / 207] x 5% = 0.5%, plus

WTI crude oil = [(83.6 – 76) / 76] x 15% = 1.5%

     which equals

basket percentage increase = 10%

The payment at maturity will equal $1,000 plus the upside payment.

The upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the participation factor, or:

$1,000 x 10% x 180% = $180

In this example, the basket has increased in value from its initial value by 10% and the final payment at maturity per note will be $1,180, or the stated principal amount of $1,000 plus the upside payment of $180.

Basket Performance Factor Examples

Example 1: The basket performance factor is less than 100% but greater than 80%.

		Hypothetical	Hypothetical	Percentage
Basket Commodity	Basket Weighting	Initial Value	Final Value	Change

Agriculture index	20.0%	65	32.5	-50%
Livestock index	10.0%	127	133.35	5%
Aluminum	7.0%	2,731	2,867.55	5%
Copper	7.0%	7,975	8,373.75	5%
Gold	5.0%	674	707.7	5%
Lead	5.0%	3,300	3,465	5%
Nickel	6.0%	31,850	33,442.5	5%
Zinc	5.0%	3,720	3906	5%
Natural gas	10.0%	6	4.8	-20%
RBOB gasoline	5.0%	209	219.45	5%
Heating oil	5.0%	207	217.35	5%
WTI crude oil	15.0%	76	57	-25%

     Basket Performance Factor = The sum of the products of (x) the final basket commodity value for each basket commodity divided by the respective initial basket commodity value for such basket commodity times (y) the basket weighting for such basket commodity:

(final agricultural index value / initial agricultural index value) x 20%, plus

(final livestock index value / initial livestock index value) x 10%, plus

(final aluminum value / initial aluminum value) x 7%, plus

(final copper value / initial copper value) x 7%, plus

(final gold value / initial gold value) x 5%, plus

(final lead value / initial lead value) x 5%, plus

(final nickel value / initial nickel value) x 6%, plus

(final zinc value / initial zinc value) x 5%, plus

(final natural gas value / initial natural gas value) x 10%, plus

(final RBOB gasoline value / initial RBOB gasoline value) x 5%, plus

(final heating oil value / initial heating oil value) x 5%, plus

(final WTI crude oil value / initial WTI crude oil value) x 15%

So, using the hypothetical values above, the basket performance factor is calculated as follows:

agricultural index= (32.5 / 65) x 20% = 10.00%, plus

livestock index = (133.35 / 127) x 10% = 10.50%, plus

aluminum = (2,867.55 / 2,731) x 7% = 7.35%, plus

copper= (8,373.75 / 7,975) x 7% = 7.35%, plus

gold = (707.7 / 674) x 5% = 5.25%, plus

lead = (3,465 / 3,300) x 5% = 5.25%, plus

nickel = (33,442.5 / 31,850) x 6% = 6.30%, plus

zinc = (3,906 / 3,720) x 5% = 5.25%, plus

natural gas = (4.8 / 6) x 10% = 8.00%, plus

RBOB gasoline = (219.45 / 209) x 5% = 5.25%, plus

heating oil = (217.35 / 207) x 5% = 5.25%, plus

WTI crude oil = (57 / 76) x 15% = 11.25%

which equals

basket performance factor = 87%

In the above example, although the final values of nine of the basket commodities are higher than their respective initial values, the final values of the other basket commodities are lower than their initial values and the basket performance factor is less than 100% but greater than 80%.

Because the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payment at maturity will be the stated principal amount of $1,000 per note.

Example 2: The basket performance factor is less than 80%.

		Hypothetical	Hypothetical	Percentage
Basket Commodity	Basket Weighting	Initial Value	Final Value	Change

Agriculture index	20.0%	65	32.5	-50%
Livestock index	10.0%	127	69.85	-45%
Aluminum	7.0%	2,731	2,867.55	5%
Copper	7.0%	7,975	8,373.75	5%
Gold	5.0%	674	337	-50%
Lead	5.0%	3,300	3,465	5%
Nickel	6.0%	31,850	33,442.5	5%
Zinc	5.0%	3,720	3,906	5%
Natural gas	10.0%	6	3	-50%
RBOB gasoline	5.0%	209	219.45	5%
Heating oil	5.0%	207	217.35	5%
WTI crude oil	15.0%	76	60.8	-20%

Using the hypothetical values above, the basket performance factor is calculated as follows:

agricultural index= (32.5 / 65) x 20% = 10.00%, plus

livestock index = (69.85 / 127) x 10% = 5.50%, plus

aluminum = (2,867.55 / 2,731) x 7% = 7.35%, plus

copper= (8,373.75 / 7,975) x 7% = 7.35%, plus

gold = (337 / 674) x 5% = 2.50%, plus

lead = (3,465 / 3,300) x 5% = 5.25%, plus

nickel = (33,442.5 / 31,850) x 6% = 6.30%, plus

zinc = (3,906 / 3,720) x 5% = 5.25%, plus

natural gas = (3 / 6) x 10% = 5.00%, plus

RBOB gasoline = (219.45 / 209) x 5% = 5.25%, plus

heating oil = (217.35 / 207) x 5% = 5.25%, plus

WTI crude oil = (60.8 / 76) x 15% = 12.00%

which equals

basket performance factor = 77.0%

     In the above example, although the final values of seven of the basket commodities have increased in value over their respective initial values and the final values of only five of the basket commodities have decreased in value, the basket performance factor is less than 80%. Therefore, the payment at maturity per note will equal:

The stated principal amount of $1,000 times the basket performance factor plus $200; or

$1,000 x 77% + $200 = $970

     Please review the table of the historical values of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through July 25, 2007 and related graphs. Please also review the graph of the historical performance of the basket for the period from October 3, 2005 through July 25, 2007 (with each of the basket commodities weighted in the basket as described in “Description of Notes—Basket”) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

RISK FACTORS

     The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes do not pay interest and provide only 20% principal protection. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay interest or guarantee return of 100% of your principal

The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes and provide a minimum payment at maturity of only 20% of the stated principal amount of the notes. Instead, at maturity you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash based upon the basket percentage increase or the basket performance factor. If the basket performance factor is less than 80%, meaning the basket has declined in value from its initial value by more than the 20% buffer amount, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. See “Hypothetical Payouts on the Notes at Maturity” on PS–7.

The notes will not be listed

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley and Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes. Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•

the price of each of the basket commodities (including the commodities underlying the agricultural index and the livestock index, which we collectively refer to as the indices) at any time and, in particular, on the valuation date,

•	the volatility (frequency and magnitude of changes in value) of the basket commodities (including the commodities underlying the indices),

•	the market prices of the commodities and those underlying the indices and futures contracts on such commodities, and the volatility of such prices,

•	trends of supply and demand for the basket commodities and the commodities underlying the indices, at any time,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final values,

•	the time remaining until the notes mature, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount if the value of the basket commodities at the time of sale, are at or below their initial values or if market interest rates rise.

You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the value of any of the basket commodities will be offset by decreases in the value of other basket commodities based on historical performance. In addition, there can be no assurance that the basket percentage increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the notes. If the basket performance factor is less than 80%, you will receive at maturity an amount that is less than the amount of your original investment in the notes, and which could be significantly less.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

Investments, such as the notes, linked to the prices of commodities or commodity indices, are considered speculative, and prices of commodities or the level of the commodity indices, and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies. The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time. These factors may affect the prices of the basket commodities and may cause the prices for basket commodities to move in inconsistent directions and at inconsistent rates which will affect the value of your notes in varying ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market

The S&P GSCITM Agricultural Index – Excess Return

The agricultural index is a global production weighted index of certain agricultural commodities in the world economy. Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect agricultural commodity prices such as weather, disease and natural disasters. Demand for agricultural commodities, such as wheat, corn and soy, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

The S&P GSCITM Livestock Index – Excess Return

The livestock index is a global production weighted index of certain livestock commodities in the world economy, which include live cattle, feeder cattle and lean hogs. Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for livestock commodities are affected by governmental programs and policies regarding food safety and livestock, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect livestock commodity prices such as weather, disease and natural disasters. Demand for livestock commodities, has generally increased with worldwide growth and prosperity.

High Grade Primary Aluminum

The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, commodity of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

Copper-Grade A

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, commodity of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Standard Lead

The price of lead is primarily affected by the global demand for, and supply of, lead. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery market is particularly important given that the use of lead in the manufacture of batteries accounts for approximately two-thirds of worldwide lead demand. Lead is also used to house power generation units as it protects against electrical charges and dangerous radiations. Additional applications of lead include petrol additives, pigments, chemicals and crystal glass. The supply of lead is widely spread around the world. It is affected by current and previous price levels, which influence important decisions regarding new mines and smelters. A critical factor influencing supply is the environmental regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

Primary Nickel

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, commodity of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Russian Federation. Exports from the Russian Federation have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

Special High Grade Zinc

The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, commodity of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

Natural gas

Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. In addition, the demand for natural gas has traditionally been cyclical, with higher demand during winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas is dependent on a number of factors. Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase in supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

New York Harbor Reformulated Gasoline Blendstock for Oxygen Blending

RBOB gasoline is the first nearby New York harbor reformulated gasoline blendstock for oxygen blending (“RBOB”) futures contract traded on the New York Mercantile Exchange in units of 42,000 gallons. The contract is based on delivery at petroleum products terminals in New York harbor. RBOB is a wholesale non- oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack.

The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity. In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe. Further, as RBOB is derived from crude oil, the price of crude oil also influences the price of RBOB.

Crude oil in turn is influenced by global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

New York Harbor No. 2 heating oil

The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for commercial and residential buildings. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

West Texas Intermediate light sweet crude oil

The price of West Texas Intermediate light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

Changes in the value of one or more of the basket commodities may offset each other

Price movements in the basket commodities may not correlate with each other. At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline. Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through July 25, 2007 and related graphs. Please also review the graph of the historical performance of the basket performance for the period from October 3, 2005 through July 25, 2007 (with each of the basket commodities weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “— Historical Graph” which illustrates the effect of the offset and/or correlation among the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance. In addition, there can be no assurance that the final values of any of the basket commodities will be higher than their initial values, or that the basket percentage increase will be positive. If the basket performance factor is less than 80%, you will lose money on your investment and receive at maturity a payment that is less than the $1,000 principal amount of each note you hold.

Suspensions or disruptions of market trading in the basket commodities and related futures markets could adversely affect the price of the notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the basket commodities and, therefore, the value of the notes.

The agricultural index and the livestock index may in the future include contracts that are not traded on regulated futures exchanges

The agricultural index and the livestock index were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the indices continue to be composed exclusively of regulated futures contracts. As described below, however, the indices may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of commodities included in the agricultural index and the livestock index relative to their current prices may decrease the amount payable at maturity

The agricultural index and the livestock index are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the indices approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the indices and, accordingly, decrease the payment you receive at maturity.

There are risks relating to the trading of aluminum, copper, lead, nickel and zinc on the London Metal Exchange

The official cash offer prices of five of the 12 basket commodities—aluminum, copper, lead, nickel and zinc—will be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum, copper, lead, nickel and zinc, and consequently the supplemental redemption amount, could be adversely affected.

There are risks relating to the trading of gold on the London Bullion Market Association.

Gold is traded on the London bullion market, which is the market in London on which the members of the London Bullion Market Association, which we refer to as the LBMA, quote prices. The closing prices of gold will be determined by reference to the fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Adjustments to the indices could adversely affect the value of the notes

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the indices. S&P can add, delete or substitute the contracts underlying the indices or make other methodological changes that could change the values of the indices. S&P, or any successor publisher of the indices, may discontinue or suspend calculation or dissemination of the indices. Any of these actions could adversely affect the value of the notes.

S&P, or any successor publisher of the indices, may discontinue or suspend calculation or publication of either of the indices at any time. In these circumstances, MSCS, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MSCS could have an economic interest that is different than that of investors in the notes insofar as, for example, MSCS is not precluded from considering indices that are calculated and published by MSCS or any of its affiliates.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial values for each basket commodity, the final values for each basket commodity, the basket percentage increase or the basket performance factor, as applicable, and whether a market disruption event has occurred and calculate the payment you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of a basket commodity, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Agricultural Index or the Livestock Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the prices of the basket commodities

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities, including any commodity underlying the indices, as well as in other instruments related to the basket commodities. MS & Co. and some of our other subsidiaries also trade the basket commodities, including any commodity underlying the indices, and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial values for the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the valuation date before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities on or before any day prior to the original issue date on which we increase the aggregate principal amount of the notes, or during the term of the notes, could potentially affect the prices of the basket commodities, including the prices on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

The U.S. federal income tax consequences of an investment in the notes are uncertain

Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the notes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the notes every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the notes as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 stated principal amount of our Buffered Commodity-Linked Notes due February 28, 2011, Based on the Performance of a Basket Composed of Ten Commodities and Two Commodity Indices. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August 23, 2007

Original Issue Date (Settlement Date)	August 30, 2007

Maturity Date

February 28, 2011, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Valuation Date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Commodity is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such Valuation Date as postponed. See “—Valuation Dates” below.

Issue Price Stated Principal Amount Denominations CUSIP Number Interest Rate Specified Currency Basket

$1,000 per Note

$1,000 per Note

$1,000 and integral multiples thereof

617446P29

None

U.S. dollars

The Basket consists of the following Basket Commodities weighted at their respective Basket Weightings as set forth in the following table:

Basket Commodity
Basket Commodities	Weighting

The S&P GSCITM Agricultural Index – Excess Return (the	20%
“Agricultural Index”)
The S&P GSCITM Livestock Index – Excess Return (the	10%
“Livestock Index”)
High Grade Primary Aluminum (“Aluminum”)	7%
Copper-Grade A (“Copper”)	7%
Gold (“Gold”)	5%
Standard Lead (“Lead”)	5%
Primary Nickel (“Nickel”)	6%
Special High Grade Zinc (“Zinc”)	5%
Natural gas (“Natural Gas”)	10%
New York Harbor Reformulated Gasoline Blendstock for	5%
Oxygen Blending (“RBOB Gasoline”)
New York Harbor No. 2 Heating Oil (“Heating Oil”)	5%
West Texas Intermediate light sweet crude oil (“WTI Crude	15%
Oil”)

The Agricultural Index and the Livestock Index are referred to as the “Indices.”

Index Publisher	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor publisher thereof.

Payment at Maturity

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 stated principal amount of each Note an amount in cash equal to (i) if the Basket Percentage Increase is positive, $1,000 plus the Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 80%, the Stated Principal Amount of $1,000 or (iii) if the Basket Performance Factor is less than 80%, $1,000 times the Basket Performance Factor plus $200.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus.

Upside Payment	$1,000 times the Basket Percentage Increase times the Participation Factor.

Participation Factor	175% to 185%. The Participation Factor will be determined on the Pricing Date.

Maximum Payment at Maturity Basket Percentage Increase

None

The Basket Percentage Increase will equal the sum of the products of (x) the Final Basket Commodity Value for each Basket Commodity minus the respective Initial Basket Commodity Value for such Basket Commodity divided by the Initial Basket Commodity Value of such Basket Commodity times (y) the Basket Commodity Weighting for such Basket Commodity. Each such product may be expressed by the following formula:

In certain circumstances, the Basket Percentage Increase will be based on an alternate calculation of the Final Basket Commodity Values for the Agricultural Index or the Livestock Index, as described under “—Discontinuance of the Agricultural Index or the Livestock Index; Alteration of Method of Calculation.”

Basket Performance Factor	The Basket Performance Factor will equal the sum of the products of (x) the Final Basket Commodity Values for each Basket Commodity divided by the respective Initial Basket Commodity

Value for such Basket Commodity times (y) the respective Basket Commodity Weighting for such Basket Commodity. Each such product may be expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculation of the Final Basket Commodity Values for the Agricultural Index or the Livestock Index, as described under “—Discontinuance of the Agricultural Index or the Livestock Index; Alteration of Method of Calculation.”

Initial Basket Commodity Value

The initial value for each Basket Commodity will equal (i) in the case of the Agricultural Index and the Livestock Index, the Index Closing Value on the Pricing Date, (ii) in the case of Aluminum, Copper, Nickel, Lead and Zinc, the official cash offer price per metric ton on the Pricing Date on the Relevant Exchange, (iii) in the case of Gold, the official afternoon Gold fixing price per troy ounce (in U.S. dollars) on the Pricing Date as made public on the Relevant Exchange and (iv) in the case of WTI Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil, the official settlement price of the first nearby month futures contracts on the Pricing Date, expressed (a) in the case of WTI Crude Oil, as the U.S. dollar price per barrel, (b) in the case of Natural Gas, as the U.S. dollar price per million British thermal units and (c) in the case of RBOB Gasoline and Heating Oil, as the U.S. dollar price per gallon, in each case as made public on the Relevant Exchange.

Index Closing Value

Subject to the provisions set out under “—Discontinuance of the Agricultural Index or the Livestock Index; Alteration of Method of Calculation,” the Index Closing Value means:

(a) With respect to the Agricultural Index, the official settlement price of the Agricultural Index as published by the Index Publisher, and

(b) With respect to the Livestock Index, the official settlement price of the Livestock Index as published by the Index Publisher.

Final Basket Commodity Value

The final value for each Basket Commodity Value will equal (i) in the case of the Agricultural Index and the Livestock Index, the Index Closing Value on the Valuation Date, (ii) in the case of Aluminum, Copper, Nickel, Lead and Zinc, the official cash offer price per metric ton on the Valuation Date on the Relevant Exchange, (iii) in the case of Gold, the official afternoon Gold fixing price per troy ounce (in U.S. dollars) on the Valuation Date as made public on the Relevant Exchange and (iv) in the case of WTI Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil, the official settlement price of the first nearby month futures contracts on the Valuation Date, expressed (a) in the case of WTI Crude Oil, as the U.S. dollar price per barrel, (b) in the case of

Natural Gas, as the U.S. dollar price per million British thermal units and (c) in the case of RBOB Gasoline and Heating Oil, as the U.S. dollar price per gallon, in each case as made public on the Relevant Exchange.

Relevant Exchange

Relevant Exchange means, with respect to a Basket Commodity (other than the Agricultural Index and the Livestock Index) or an Index Commodity (as defined below):

(i) for Aluminum, Copper, Lead, Nickel and Zinc, the London Metal Exchange (“LME”),

(ii) for Gold, the London Bullion Market Association (the “LBMA”),

(iii) for Natural Gas, RBOB Gasoline, Heating Oil and WTI Crude Oil, the NYMEX Division, or its successor, of the New York Mercantile Exchange (“NYMEX”), and

(iv) for any Index Commodity, the primary exchange or market for trading such Index Commodity,

or, if such Relevant Exchange is no longer the principal exchange or trading market for such Basket Commodity or Index Commodity, such exchange or principal trading market for such Basket Commodity or Index Commodity which serves as the source of prices for such Basket Commodity or Index Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Reuters, Bloomberg and various other third party sources may report values of the Basket Commodities. If any such reported value for any Basket Commodity differs from that as published by the Index Publisher, in the case of the agricultural index or the livestock index, or from that as determined by the Relevant Exchange, in the case of each other Basket Commodity, the values as published by the Index Publisher, or the Relevant Exchange, as applicable, will prevail.

Further, if any Initial Basket Commodity Value as finally determined by the Index Publisher, in the case of the Indices, or the Relevant Exchange, in the case of each other Basket Commodity, differs from any Initial Basket Commodity Value specified in this pricing supplement, we will include the definitive Initial Basket Commodity Value in an amended pricing supplement.

Valuation Date

With respect to each Basket Commodity separately, February 16, 2011, subject to adjustment for non-Trading Days or a Market Disruption Event with respect to any Basket Commodity as described in the following paragraphs.

In respect of any Basket Commodity (except the Agricultural Index and the Livestock Index), if the Valuation Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to that Basket Commodity, the relevant official cash offer price (or the relevant official settlement price, as applicable) for such Basket Commodity in respect of the Valuation Date will be, subject to the second paragraph below, the relevant price of the Basket Commodity on the next Trading Day on which no Market Disruption Event occurs.

In respect of either Index: (a) if a Market Disruption Event occurs on the Valuation Date with respect to such Index or one or more commodities futures contract underlying such Index (an “Index Commodity”), the Calculation Agent will calculate the price of such Index for the Valuation Date using (i) for each Index Commodity which did not suffer a Market Disruption Event, the official settlement price on that date of each such Index Commodity and (ii) subject to the paragraph below, for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity. In calculating the price of either Index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating such Index last in effect prior to the Valuation Date; provided that if the relevant Market Disruption Event in respect of such Index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (b) if the Valuation Date is not an Index Business Day, the price of such Index in respect of such Valuation Date will be the price of such Index on the next succeeding Index Business Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of a Basket Commodity (other than the Indices) or Index Commodity has occurred on each of the three consecutive Trading Days immediately succeeding the Valuation Date, the Calculation Agent will determine the applicable Basket Commodity’s or Index Commodity’s price for the Valuation Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

In respect of each Basket Commodity (other than the Indices) and each Index Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Basket Commodity or Index Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day	In respect of either Index, any day on which the official settlement price of such Index is scheduled to be published.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Market Disruption Event

Market Disruption Event means, with respect to any Basket Commodity or Index Commodity, any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption, Tax Disruption, Material Change in Formula or Material Change in Content.

A Market Disruption Event with respect to one or more of the Basket Commodities or Index Commodities will not constitute a Market Disruption Event for the other Basket Commodities or Index Commodities.

Price Source Disruption

Price Source Disruption means (a) with respect to each of the Indices, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of such Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of such Index, and (b) with respect to any Basket Commodity, other than the Indices, or any Index Commodity, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity or Index Commodity.

Trading Disruption

Trading Disruption means with respect to a Basket Commodity, other than the Indices, or any Index Commodity, the material suspension of, or the material limitation imposed on, trading in a Basket Commodity or Index Commodity or futures contracts related to such Basket Commodity or Index Commodity on the Relevant Exchange for such Basket Commodity or Index Commodity.

Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means (a) with respect to the Agricultural Index or the Livestock Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of such Index, notwithstanding the availability of the price source or the status of trading in the relevant Index Commodities or futures contracts related to the relevant Index Commodities, and (b) with respect to any Basket Commodity other than the Indices, or any Index Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or Index Commodity or futures contracts related to such Basket Commodity or Index Commodity on the Relevant Exchange for such Basket Commodity or Index Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity or Index Commodity.

For purposes of this definition, a discontinuance of publication of the Agricultural Index or the Livestock Index shall not be a

Disappearance of Commodity Reference Price if the Calculation Agent shall have selected a Successor Index in accordance with “—Discontinuance of the Agricultural Index or the Livestock Index; Alteration of Method of Calculation” below.

Material Change in Formula

Material Change in Formula means, with respect to a Basket Commodity or any Index Commodity, the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the price of such Basket Commodity or Index Commodity.

Material Change in Content

Material Change in Content means, with respect to a Basket Commodity or any Index Commodity, the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of such Basket Commodity or Index Commodity.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity (other than the Indices) or Index Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the notes intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” and “Form of Notes—Global Notes—Registered Global Notes” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent

MS & Co.

MSCS

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten- billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Commodity Values, the Final Basket Commodity Values, the Basket Performance Factor, the Basket Percentage Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred. See “—Market Disruption Event,” and “— Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of the Agricultural Index or
the Livestock Index;
Alteration of Method of Calculation

If the Index Publisher permanently discontinues publication of the Agricultural Index or the Livestock Index and such Index Publisher or another entity publishes a successor or substitute of such Index that the Calculation Agent determines, in its sole discretion, to be comparable to such discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent price for such Index, will be determined by reference to such Successor Index at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Successor Index on the Valuation Date.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Agricultural Index or the Livestock Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such date, then the Calculation Agent will determine the price for such Index on the Valuation Date using the formula for calculating such Index last in effect prior to such discontinuance.

If the method of calculating the Agricultural Index or the Livestock Index or a Successor Index is modified so that the value of such Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Agricultural Index or the Livestock Index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such Index in order to arrive at a price of the Agricultural Index or the Livestock Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal the Payment at Maturity, determined as though the price of any Basket Commodity on the Valuation Date were the price on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Agricultural Index and
the Livestock Index

We have derived all information regarding the Agricultural Index, the Livestock Index, the S&P GSCITM – Excess Return (the “S&P GSCITM-ER”) and the S&P GSCITM (the “S&P GSCITM”) contained in this pricing supplement, including, without limitation, its make- up and method of calculation from publicly available information. The Indices are calculated, maintained and published daily, by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

Each of the Indices is a sub-index of the S&P GSCITM-ER. The Agricultural Index represents only the agricultural components of the S&P GSCITM-ER. The value of the Agricultural Index on any given day is calculated in the same manner as the S&P GSCITM- ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to those of the S&P GSCITM commodities included in the Agricultural Index; and (ii) the Agricultural Index has a separate normalizing constant.

The S&P GSCITM commodities included in the Agricultural Index and their dollar weightings on July 24, 2007 are:

Commodity	Weighting
Wheat	29.01%
Red Wheat	9.92%
Corn	21.49%
Soybeans	15.45%
Cotton	7.69%
Sugar	9.01%
Coffee	5.37%
Cocoa	1.90%

The components of the Agricultural Index and their relative weightings, among other matters, may change during the term of the Notes.

The Livestock Index represents only the livestock components of the S&P GSCITM-ER. The value of the Livestock Index on any given day is calculated in the same manner as the S&P GSCITM- ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to those of the S&P GSCITM commodities included in the Livestock Index; and (ii) the Livestock Index has a separate normalizing constant.

The S&P GSCITM commodities included in the Livestock Index and their dollar weightings on July 24, 2007 are:

Commodity	Weighting
Live Cattle	55.60%
Feeder Cattle	13.11%
Lean Hogs	31.29%

The components of the Livestock Index and their relative weightings, among other matters, may change during the term of the Notes.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM. The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below. S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM. The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM

In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•

The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P
GSCITM.

•

The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P
GSCITM.

•

At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•

For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM

The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.

Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.

Historical Information

The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Commodities for each calendar quarter from January 1, 2002 to July 25, 2007. The graphs following each Basket Commodity’s table set forth the historical performance of each respective Basket Commodity for the same period. The closing values on July 25, 2007 were, for the Agricultural Index, 64.79, for the Livestock Index, 127.35, for Aluminum, 2,731, for Copper, 7,975, for Gold, 674.75, for Lead, 3,300, for Nickel, 31,850, for Zinc, 3,720, for Natural Gas, 5.9250, for RBOB Gasoline, 208.79, for Heating Oil, 206.59 and for WTI Crude Oil, 75.88. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the Basket Commodities should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the Notes. Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of 100% percent of your principal.

If the Basket Performance Factor at maturity is less than 80%, you will lose money on your investment.

S&P GSCITM Agricultural Index – Excess Return Historical High, Low and Period End Settlement Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	72.06	65.85	68.00
Second Quarter	71.51	63.79	71.51
Third Quarter	86.90	72.13	81.47
Fourth Quarter	83.70	75.53	75.53
2003
First Quarter	78.46	71.85	73.16
Second Quarter	77.99	71.26	71.39
Third Quarter	77.06	70.42	76.20
Fourth Quarter	83.17	73.85	79.68
2004
First Quarter	91.90	81.06	88.71
Second Quarter	90.92	74.22	74.22
Third Quarter	73.84	63.32	63.32
Fourth Quarter	64.08	60.90	62.74
2005
First Quarter	71.28	60.06	66.04
Second Quarter	67.05	61.26	63.45
Third Quarter	67.27	58.49	60.51
Fourth Quarter	62.56	56.86	62.20
2006
First Quarter	67.51	61.44	64.03
Second Quarter	67.02	60.27	62.61
Third Quarter	64.67	55.40	58.06
Fourth Quarter	68.44	57.13	67.20
2007
First Quarter	68.76	61.41	61.41
Second Quarter	69.01	59.19	64.71
Third Quarter (through
July 25, 2007)	67.53	63.60	64.79

The Agricultural Index January 1, 2002 through July 25, 2007

S&P GSCITM Livestock Index – Excess Return Historical High, Low and Period End Settlement Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	135.95	127.29	127.29
Second Quarter	128.04	118.19	126.96
Third Quarter	146.30	129.02	140.35
Fourth Quarter	144.74	135.89	135.89
2003
First Quarter	139.27	127.57	129.52
Second Quarter	138.14	128.99	129.64
Third Quarter	141.10	128.34	140.75
Fourth Quarter	152.58	140.30	141.12
2004
First Quarter	161.14	143.26	158.14
Second Quarter	160.43	142.90	142.90
Third Quarter	142.36	128.21	128.21
Fourth Quarter	129.39	124.13	127.82
2005
First Quarter	139.47	124.14	132.49
Second Quarter	132.33	124.73	124.73
Third Quarter	129.48	119.61	123.91
Fourth Quarter	127.44	119.13	126.96
2006
First Quarter	130.63	120.49	122.05
Second Quarter	127.21	119.85	123.98
Third Quarter	126.59	114.36	117.56
Fourth Quarter	131.12	116.16	129.53
2007
First Quarter	132.48	121.95	122.48
Second Quarter	132.41	119.19	125.63
Third Quarter (through
July 25, 2007)	130.50	123.93	127.35

The Livestock Index January 1, 2002 through July 25, 2007

High Grade Primary Aluminum Historical High, Low and Period End Cash Offer Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	1,438.00	1,313.00	1,386.00
Second Quarter	1,398.00	1,318.00	1,364.50
Third Quarter	1,370.00	1,279.00	1,280.50
Fourth Quarter	1,399.00	1,275.50	1,344.50
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter (through
July 25, 2007)	2,791.00	2,690.50	2,731.00

Aluminum Price January 1, 2002 through July 25, 2007

Copper Grade A Historical High, Low and Period End Cash Offer Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter (through
July 25, 2007)	8,210.00	7,730.50	7,975.00

Copper Price January 1, 2002 through July 25, 2007

Gold Historical High, Low and Period End Fixing Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	304.30	277.75	301.40
Second Quarter	327.05	297.75	318.50
Third Quarter	326.30	302.25	323.70
Fourth Quarter	349.30	310.75	347.20
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter (through
July 25, 2007)	684.30	648.75	674.75

Gold Price January 1, 2002 through July 25, 2007

Standard Lead Historical High, Low and Period End Cash Offer Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	538.00	469.00	485.50
Second Quarter	483.00	434.00	446.00
Third Quarter	458.00	404.50	405.00
Fourth Quarter	476.00	402.50	421.50
2003
First Quarter	486.00	428.00	440.50
Second Quarter	484.50	429.00	484.50
Third Quarter	542.50	469.50	542.50
Fourth Quarter	739.50	551.00	739.50
2004
First Quarter	975.00	730.00	829.00
Second Quarter	925.00	696.50	868.00
Third Quarter	1,039.00	873.50	964.00
Fourth Quarter	1,056.00	873.00	1,056.00
2005
First Quarter	1,033.50	912.00	1,023.00
Second Quarter	1,020.00	927.00	927.00
Third Quarter	1,015.00	824.00	975.00
Fourth Quarter	1,155.50	970.00	1,100.00
2006
First Quarter	1,448.00	1,101.00	1,210.00
Second Quarter	1,316.00	914.50	955.00
Third Quarter	1,425.00	975.50	1,425.00
Fourth Quarter	1,809.00	1,411.00	1,775.00
2007
First Quarter	2,000.00	1,575.00	1,936.00
Second Quarter	2,677.00	1,945.00	2,647.00
Third Quarter (through
July 25, 2007)	3,480.00	2,730.00	3,300.00

Lead Price January 1, 2002 through July 25, 2007

Primary Nickel Historical High, Low and Period End Cash Offer Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter (through
July 25, 2007)	36,950.00	31,800.00	31,850.00

Nickel Price January 1, 2002 through July 25, 2007

Special High Grade Zinc Historical High, Low and Period End Cash Offer Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter	4,115.50	3,050.00	3,280.50
Second Quarter	4,120.00	3,205.50	3,301.00
Third Quarter (through
July 25, 2007)	3,820.00	3,390.00	3,720.00

Zinc Price January 1, 2002 through July 25, 2007

Natural Gas Historical High, Low and Period End Settlement Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	3.472	1.908	3.283
Second Quarter	3.855	3.057	3.245
Third Quarter	4.138	2.660	4.138
Fourth Quarter	5.341	3.724	4.789
2003
First Quarter	9.577	4.935	5.060
Second Quarter	6.521	4.919	5.411
Third Quarter	5.520	4.430	4.830
Fourth Quarter	7.221	4.459	6.189
2004
First Quarter	7.287	5.077	5.933
Second Quarter	6.705	5.509	6.155
Third Quarter	6.911	4.570	6.795
Fourth Quarter	8.752	6.149	6.149
2005
First Quarter	7.653	5.790	7.653
Second Quarter	7.749	6.123	6.981
Third Quarter	14.196	7.171	13.921
Fourth Quarter	15.378	11.022	11.225
2006
First Quarter	10.626	6.547	7.210
Second Quarter	8.192	5.925	6.104
Third Quarter	8.211	4.201	5.620
Fourth Quarter	8.871	5.643	6.299
2007
First Quarter	7.871	6.162	7.730
Second Quarter	8.191	6.655	6.773
Third Quarter (through
July 25, 2007)	6.764	5.863	5.925

Natural Gas Price January 1, 2002 through July 25, 2007

New York Harbor Reformulated Gasoline Blendstock for Oxygen Blending Historical High, Low and Period End Settlement Prices October 3, 2005 through July 25, 2007

	High	Low	Period End

2002
First Quarter	-	-	-
Second Quarter	-	-	-
Third Quarter	-	-	-
Fourth Quarter	-	-	-
2003
First Quarter	-	-	-
Second Quarter	-	-	-
Third Quarter	-	-	-
Fourth Quarter	-	-	-
2004
First Quarter	-	-	-
Second Quarter	-	-	-
Third Quarter	-	-	-
Fourth Quarter	-	-	-
2005
First Quarter	-	-	-
Second Quarter	-	-	-
Third Quarter	-	-	-
Fourth Quarter	188.88	148.06	174.00
2006
First Quarter	208.05	143.10	206.45
Second Quarter	248.95	205.12	239.31
Third Quarter	243.08	149.29	156.32
Fourth Quarter	171.06	144.66	160.21
2007
First Quarter	213.55	135.53	211.15
Second Quarter	244.05	201.77	229.42
Third Quarter (through
July 25, 2007)	236.94	204.77	208.79

RBOB Gasoline Price October 3, 2005 through July 25, 2007

New York Harbor No. 2 Heating Oil Historical High, Low and Period End Settlement Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	67.14	50.91	66.89
Second Quarter	71.68	60.05	67.96
Third Quarter	80.70	65.85	80.18
Fourth Quarter	90.91	67.25	86.55
2003
First Quarter	125.59	73.49	79.24
Second Quarter	80.08	67.78	78.08
Third Quarter	85.45	69.89	77.78
Fourth Quarter	96.42	77.28	91.27
2004
First Quarter	103.84	86.45	88.64
Second Quarter	106.41	84.72	100.55
Third Quarter	139.17	106.06	139.17
Fourth Quarter	159.44	121.08	122.97
2005
First Quarter	165.76	119.22	165.76
Second Quarter	167.61	135.03	161.91
Third Quarter	219.85	156.89	206.73
Fourth Quarter	208.09	160.97	172.80
2006
First Quarter	188.43	160.75	186.18
Second Quarter	209.64	185.58	196.42
Third Quarter	214.35	164.72	168.46
Fourth Quarter	184.77	158.69	159.79
2007
First Quarter	187.94	147.07	187.94
Second Quarter	204.24	179.78	203.19
Third Quarter (through
July 25, 2007)	212.38	203.09	206.59

Heating Oil Price January 1, 2002 through July 25, 2007

West Texas Intermediate Light Sweet Crude Oil Historical High, Low and Period End Settlement Prices January 1, 2002 through July 25, 2007

	High	Low	Period End

2002
First Quarter	26.31	17.97	26.31
Second Quarter	29.36	23.47	26.86
Third Quarter	30.77	26.07	30.45
Fourth Quarter	32.72	25.19	31.20
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter (through
July 25, 2007)	75.92	71.09	75.88

WTI Crude Oil Price January 1, 2002 through July 25, 2007

Historical Graph

The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Commodities is weighted as described in “—Basket” above). The graph covers the period from October 3, 2005 through July 25, 2007 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period. The graph does not attempt to show your expected return on an investment in the Notes. The historical performance of the Basket and the Basket Commodities should not be taken as an indication of their future performance.

Historical Basket Performance October 3, 2005 through July 25, 2007

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Basket Commodities, including any commodity underlying the Agricultural Index and the Livestock Index, in futures or options contracts on the Basket Commodities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Basket Commodities, and, therefore, the value at which the Basket Commodities must close on the

Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Commodities and, therefore, adversely affect the value of the Basket Commodities on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $      per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the Notes against payment therefor in New York, New York on August 30, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or commodities in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P
and Morgan Stanley	The Standard & Poor’s® Corporation, or S&P® , and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the Licensee or the Notes. S&P has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCITM Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Notes. This discussion only applies to initial investors in the Notes who:

•	purchase the Notes at their “issue price”; and

•	will hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities, commodities, or foreign currencies;

•	investors holding the Notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or holding the Notes as part of a constructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

A Note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Notes

Assuming the characterization of the Notes as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.

Sale, Exchange or Settlement of the Notes. Upon a sale or exchange of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Notes, other alternative federal income tax characterizations or treatments of the Notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Notes. It is possible, for example, that a Note could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

Tax Treatment upon Sale, Exchange or Settlement of a Note

In general. Assuming the characterization of the Notes as set forth above is respected, a Non-U.S. Holder of the Notes will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Note were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Note would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding the Note on behalf of the beneficial owner) furnishes to us an IRS Form W- 8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under“— Tax Treatment upon Sale, Exchange or Settlement of a Note— Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.